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CONTACTS:

Genna Goldberg                                   Philip Bourdillon/Eugene Heller
JAKKS Pacific, Inc.                              Silverman Heller Associates
(310) 455-6235                                   (310) 208-2550


FOR IMMEDIATE RELEASE



              JAKKS Pacific, Inc. Announces Proposed Acquisition of

                           Toymax International, Inc.

MALIBU, CALIF. -- FEBRUARY 9, 2002 -- JAKKS PACIFIC, INC. (NASDAQ NM: JAKK) today announced that it has entered into definitive agreements to acquire TOYMAX INTERNATIONAL, INC. (NASDAQ: TMAX), in a two-step transaction. Toymax's principal stockholders have agreed, in the first phase, to sell all of their shares of Toymax's common stock, representing approximately 64% of Toymax's outstanding shares, to JAKKS for $4.50 per share payable $3.00 in cash and by delivery of JAKKS common stock having a value of $1.50. In the second step, Toymax's remaining stockholders will receive the same share price in a merger in which Toymax will become a wholly-owned subsidiary of JAKKS. The transaction is subject to customary closing conditions, including compliance with the Hart-Scott-Rodino waiting period and other regulatory approvals and, as to the merger, the approval of Toymax's stockholders. The parties expect to complete the first phase of the transaction in late February, at which point JAKKS will acquire operating control of Toymax, and to complete the second phase in the second quarter, 2002.

"We are excited about this significant acquisition for JAKKS," said Jack Friedman, JAKKS Pacific's Chairman and Chief Executive Officer. "Toymax's business encompasses diverse product lines, with excellent brand recognition, which we expect will mesh well with our existing products. We believe that Toymax is the perfect fit for us -- the acquisition further solidifies our position as a leader in the industry and further enhances our growth prospects."

Stephen Berman, JAKKS Pacific's President and Chief Operating Officer, added, "We expect the Toymax acquisition to help diversify JAKKS Pacific's business by adding new product categories, sales channels and manufacturing capabilities abroad. As we did with our Pentech acquisition, we plan to initially reduce Toymax's sales volume to focus on its proprietary and profitable lines, while at the same time integrating the company into JAKKS in order to increase operating efficiencies. Once the integration of the company into JAKKS is completed we will then focus on again growing sales with increased profitability. We expect the acquisition to be accretive to 2002 earnings and the result should be a far stronger company in all respects."

Steve Lebensfield, Chief Executive Officer of Toymax said, "We believe JAKKS' acquisition of Toymax will create exciting opportunities and synergies. JAKKS' growth in the toy industry has been an enormous success, making it one of the largest and fastest growing in our industry. The addition of Toymax will contribute to its growth in JAKKS' future and make it even more of a force in our industry."


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Toymax (www.Toymax.com) is a children's consumer products company that creates, designs and markets innovative and technologically advanced toys and leisure products. Toymax products promote fun and creative play, and are available under several brands: Toymax(R) toys, such as R.A.D.(TM) Robot, Mighty Mo's(TM) vehicles, Laser Challenge(TM) gear, Creepy Crawlers(R) Bug Maker(TM) and the award winning TMX RC(TM) Dragonfly(TM) radio controlled vehicle; Funnoodle(R) pool and water toys and accessories; Go Fly a Kite(R) kites, lawn and home decor; Candy Planet(TM) candy products; and Monogram International gift, novelty and souvenir products. Toymax is headquartered in Plainview, N.Y. and its products are available at retailers worldwide.

JAKKS Pacific, Inc. is a multi-brand toy company that designs, develops, produces and markets toys and related products under various brand names (including Flying Colors(R), Road Champs(R), Remco(R), Child Guidance(R), and Pentech(R)) in multiple product categories, including: Wheels; Action Figures; Art/Activities/Stationery; Infant/Pre-School; Writing Instruments; Plush; and Dolls. The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Federation(R) video games. Additional information is available at www.jakkspacific.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements. Such statements reflect the current views of the company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.


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